Exhibit 99.1

FOR IMMEDIATE RELEASE – August 23, 2010

Contact:
Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces Exchange of TARP Preferred Stock

DURHAM, N.C.—(August 23, 2010) --M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC, and parent company of Mechanics and Farmers Bank, today announced the completion of the exchange of preferred stock issued under the Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) for an equal number of shares of preferred stock under a program for Community Development Financial Institutions (“CDFI”) known as the Community Development Capital Initiative (“CDCI”) program.  The CPP program carried a preferred dividend rate of 5% for 5 years, after which the dividend rate increased to 9%.  Under the CDCI program, the preferred dividend rate is 2% for 8 years.  The exchange is anticipated to save the Company approximately $0.3 million in preferred dividends annually.

As of this date, Mechanics and Farmers Bank is the only North Carolina-based commercial bank designated as a CDFI, which was earned for its demonstrated commitment to serving the credit and banking needs of economically distressed communities. In written testimony to the House Financial Services Committee on March 9, 2010, Assistant Secretary of the Treasury, Michael S. Barr emphasized the vital role of CDFIs, stating “As we seek an economic recovery that reaches communities across America, CDFIs are a critically important piece of our broader commitment to an inclusive recovery.  CDFIs provide capital, credit, and financial services to hard-to-reach communities and underserved populations.  In both rural and urban America, CDFIs are assisting the entrepreneurs and small businesses that are vital engines of economic growth.

“CDFIs are able to reach low-income populations that have often traditionally lacked access to mainstream lenders. CDFIs also help bring mainstream financial institutions to these markets, for example through participating in loans with, or co-investing with, mainstream lenders.  In this way, CDFIs serve as a bridge to the financial mainstream for their borrowers.  CDFIs have helped finance small businesses, build charter schools, create homeownership opportunities, and support community health and child care centers.  In short, CDFIs help finance our communities and revitalize our neighborhoods…In today's economic climate, CDFIs' support to businesses, in particular small businesses, is more critical than ever.

“…  Even in times of robust economic growth, some communities remain under-banked and under-invested.  Rural America often struggles with low bank penetration and higher cost financial services. Some communities lack historical relationships with financial institutions.  Some loans are simply too small for private lenders to make.  Finally, some borrowers lack the credit histories that are required for today's automated underwriting environment…CDFIs are there to fill the gaps.  They are able to reach these communities through innovative, responsible and affordable financial products and services.”

Mr. Barr added, “Additionally, the current economic environment has strained the resources of many CDFIs.  CDFIs have seen a dramatic increase in requests for lending services.  However, CDFIs have faced constraints in meeting that increased demand.  Their primary funding sources--banks, foundations, and socially motivated investors--have all decreased funding available to community development lending.  Furthermore, CDFIs have had to increase loan loss reserves to manage downturns in their markets and have also faced an increase in losses.  Nonetheless the industry is eager to deploy capital to assist in the economic recovery.”

Mr. James A. Stewart, chairman of M&F Bancorp, Inc. stated “Mechanics and Farmers Bank’s role as a CDFI bank is an essential aspect of our mission.  Preservation of capital is critical to all banks and bank holding companies, and it enables M&F to ensure the long-term stability and safety of this historic institution and continue to fulfill our mission as a true community bank.   Through the CDCI we have a low-cost source of capital that allows us to continue to lend to qualified borrowers, and support small businesses, faith-based organizations, and families throughout our markets.”

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $288 million as of June 30, 2010.  M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” The company’s wholly owned subsidiary is Mechanics and Farmers Bank (M&F Bank ) which does business through branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC. M&F Bank is the only NC-based commercial bank designated by the United States Treasury as a Community Development Financial Institution.  For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com.

Source: M&F Bancorp, Inc.